Exhibit 99.2

Reinsurance Agreements
Highlights of Certain Other Contract Terms and Conditions

	South-East	Allstate Floridian*	Aggregate Excess	Multi-year, New Jersey excess and California fire following

Business Reinsured	Personal Lines Property business	Personal Lines Property business	Personal Lines Property and Auto business	Personal Lines Property business

Location (s)	10 states and Washington, DC	Florida	Nationwide except Florida	Each specific state

Covered Losses	1 specific peril — storms named or numbered by the National Weather Service	Multi-peril — includes hurricanes and earthquakes	3 specific perils — storms named or numbered by the National Weather Service, earthquakes, and fires following earthquakes	Multi-year and New Jersey excess: multi-perils - includes hurricanes and earthquakes California fire following: 1 specific peril — fires following earthquakes

Brands Reinsured	Allstate Brand Encompass Brand	Allstate Brand Encompass Brand	Allstate Brand Encompass Brand	Multi-year: Allstate Brand New Jersey excess and California fire following: Allstate Brand and Encompass Brand

Exclusions, other than typical market negotiated exclusions	Automobile Terrorism Commercial	Automobile Terrorism Commercial	Assessment exposure to California Earthquake Authority Terrorism Commercial	Automobile Terrorism Commercial

Loss Occurrence	Sum of all qualifying losses from named or numbered storms by the National Weather Service over 96 hours	Sum of all qualifying losses for specific occurrences over 168 hours As regards windstorm related occurrences over 96 hours As regards riot related occurrences over 72 hours

Sum of all qualifying losses and sum of all qualifying occurrences (Aggregate)

Losses over 96 hours from a named or numbered storm

Losses over 168 hours for an earthquake

Losses over 168 hours within a 336 hour period for fire following an earthquake

Sum of all qualifying losses for a specific occurrence over 168 hours

As regards windstorm related occurrences over 96 hours

As regards riot related occurrences over 72 hours

As regards California fire following occurrences over 168 hours. No additional recovery can occur for any losses within the same seismic geographically affected area for an additional 336 hours when a qualifying loss exceeds $2 billion.

* Allstate Floridian information relates to the FHCF retention, FHCF, FHCF sliver, excess of loss, excess of loss sliver and additional excess of loss agreements.